 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1996

                                                                Registration No.
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                         --------------------------
                             TELULAR CORPORATION
           (Exact name of Registrant as specified in its charter)
                -----------------------------------------------
            DELAWARE                                  36-3885440
 (State or other jurisdiction of                   (I.R.S. Employer
  incorporation or organization)                 Identification Number)
                           --------------------------
                            920 DEERFIELD PARKWAY
                       BUFFALO GROVE, ILLINOIS  60089
        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                       ----------------------------------
                             KENNETH E. MILLARD
                           CHIEF EXECUTIVE OFFICER
                             TELULAR CORPORATION
                            920 DEERFIELD PARKWAY
                       BUFFALO GROVE, ILLINOIS  60089
                               (847) 465-4500
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                        --------------------------------
                                  COPY TO:
                           MICHAEL E. CUTLER, ESQ.
                             COVINGTON & BURLING
                       1201 PENNSYLVANIA AVENUE, N.W.
                           WASHINGTON, D.C. 20004
                               (202) 662-6000
                              --------------------

        Approximate date of commencement of proposed sale to public:
   From time to time after this Registration Statement becomes effective.

                       ----------------------------------
         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offer. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number on the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following fox. [ ]

                       CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                              PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
          TITLE OF SECURITIES             AMOUNT TO BE         OFFERING PRICE              AGGREGATE            REGISTRATION
            TO BE REGISTERED               REGISTERED)          PER SHARE(1)           OFFERING PRICE(1)             FEE
- -----------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, PAR VALUE $.01
 PER SHARE . . . . . . . . . .               350,000                $5.38                $1,883,000.00            $649.31
===================================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sale prices of the shares of Common Stock as reported on the Nasdaq National Market System on September 20, 1996.

                 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                             SEPTEMBER 25, 1996

                             TELULAR CORPORATION
                                 COMMON STOCK
                          (par value $.01 per share)

                 This Prospectus relates to the resale of up to 350,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Telular Corporation, a Delaware corporation (the "Company") issued or issuable to TelePath Corporation, a New York Corporation ("Selling Shareholder") in connection with the transaction described herein. All of the shares offered hereby will be offered and sold by the Selling Shareholder. Although the Company is a shareholder of the Selling Shareholder and may benefit from such sales, the Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. See "Selling Shareholder."

                 The Common Stock is listed on the Nasdaq National Market under the symbol WRLS. On September 20, 1996, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $5.25 per share.

                 The Common Stock may be offered from time to time by the Selling Shareholder to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices, or at negotiated prices. In effecting sales, brokers, dealers or other agents engaged by the Selling Shareholder may arrange for other brokers, dealers or agents to participate. Such brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

                 Certain costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholder.


         INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
                DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 3


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.


                     THE DATE OF THIS PROSPECTUS IS          ,1996

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THIS INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

                 THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND IN ACCORDANCE THEREWITH FILES REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY THE COMPANY CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549; AND THE PUBLIC REFERENCE FACILITIES LOCATED AT THE REGIONAL OFFICES OF THE COMMISSION AT THE FOLLOWING
ADDRESSES: NEW YORK REGIONAL OFFICE, 7 WORLD TRADE CENTER, SUITE 1300, NEW YORK, NEW YORK 10048 AND CHICAGO REGIONAL OFFICE, CITICORP CENTER, 500 WEST MADISON STREET, CHICAGO, ILLINOIS 60661-2511. COPIES OF SUCH MATERIAL ALSO CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549, AT PRESCRIBED RATES.

                 THIS PROSPECTUS CONSTITUTES A PART OF A REGISTRATION STATEMENT ON FORM S-3 FILED BY THE COMPANY WITH THE COMMISSION UNDER THE SECURITIES ACT WITH RESPECT TO THE COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PORTIONS OF WHICH HAVE BEEN OMITTED AS PERMITTED BY THE RULES AND REGULATIONS OF THE COMMISSION. FOR FURTHER INFORMATION, REFERENCE IS MADE TO THE REGISTRATION STATEMENT, AND TO THE EXHIBITS INCORPORATED THEREIN BY REFERENCE OR FILED AS A PART THEREOF. ANY STATEMENTS CONTAINED HEREIN CONCERNING THE PROVISIONS OF ANY SUCH EXHIBITS ARE NOT NECESSARILY COMPLETE AND, IN EACH INSTANCE, REFERENCE IS MADE TO THE COPY OF SUCH EXHIBIT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OR OTHERWISE FILED WITH THE COMMISSION. EACH SUCH STATEMENT IS QUALIFIED IN ITS ENTIRETY BY SUCH REFERENCE.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

                 THE FOLLOWING DOCUMENTS FILED BY THE COMPANY WITH THE COMMISSION ARE HEREBY INCORPORATED BY REFERENCE IN THIS PROSPECTUS:

                 (A) THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995.

                 (B) THE QUARTERLY REPORTS OF THE COMPANY ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, 1995, MARCH 31, 1996 AND JUNE 30, 1996.

                 (C) THE DESCRIPTION OF THE COMPANY'S COMMON STOCK CONTAINED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A, DATED JANUARY 13, 1994, FILED PURSUANT TO
                          SECTION 12 OF THE EXCHANGE ACT, WHICH INCORPORATES BY REFERENCE THE DESCRIPTION CONTAINED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT, NO. 33-72096, AS AMENDED, AND IN ANY AMENDMENTS OR REPORTS THAT ARE FILED FOR THE PURPOSE OF UPDATING SUCH DESCRIPTION.

                 ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTION 13(a), 13(c), 14 OR 15(d) OF THE EXCHANGE ACT, SUBSEQUENT TO THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THE OFFERINGS TO WHICH THIS PROSPECTUS RELATES SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS. ANY STATEMENT IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED BY THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

                 THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE COPIES OF ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO:

                 FRANK J.M TEN BRINK, CHIEF FINANCIAL OFFICER
                             TELULAR CORPORATION
                            920 DEERFIELD PARKWAY
                        BUFFALO GROVE, ILLINOIS  60089
                                (847) 465-4500

                                 RISK FACTORS


                 Prospective purchasers of Common Stock of the Company should carefully consider the following factors in conjunction with the information contained in the materials in the Company's reports on Forms 10-K, 10-Q and 8-K and proxy materials, as filed with the Commission (the "SEC Filings").


LIMITED OPERATING HISTORY AND EXPECTATION OF CONTINUED LOSSES

                 The Company commenced operations in 1986 and has not yet been profitable. The development of the Company's business has required significant expenditures in connection with the defense of the Company's patents, research and development of its technology and marketing of its products. Substantial costs related to these activities have been and will continue to be incurred by the Company before the realization of associated revenues. The Company anticipates that losses will continue in the near future due to its further investment into product development, marketing, plant and equipment and operations.


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

                 At June 30, 1996, the Company had $16.4 million in cash and cash equivalents with a working capital surplus of approximately $25.8 million. Expansion of the Company's business, including the development of new products and markets for the Company's existing products, will require significant product development expenditures. In addition, the Company is expected at least in the near term to continue to operate at a loss. The Company anticipates that its cash on hand, together with the Company's other capital sources, will be sufficient to meet the Company's capital needs at least through the end of 1996. Management is currently exploring the possibility of raising additional capital. Expected future uses of cash include working capital requirements, marketing programs and product development in anticipation of future revenues. Cash requirements may vary and are difficult to predict given the nature of the developing markets targeted by the Company. The amount of royalty income from the Company's licensees is unpredictable, but could have an impact on the Company's actual cash flow. Unanticipated events such as litigation could increase capital requirements. To the extent that additional funds are needed subsequently, the Company may need to raise additional funds through public or private financings. No assurance can be given that additional financing will be available or that, if available, it will be obtained on terms favorable to the Company.

                 The Company has now completed a major corporate restructuring as part of a program to balance expenditure levels with revenues, and to improve working capital. In connection with that restructuring, the Company incurred approximately $11.0 million in restructuring and impairment charges, phased out its manufacturing operations in Puerto Rico and Illinois, consolidated its manufacturing operations at the Company's Atlanta, Georgia facility, and reduced its workforce from approximately 250 employees in January 1996 to approximately 110 employees in June 1996. Details of the restructuring are set forth in the Company's SEC Filings. The Company is continuing to monitor expenditure levels in light of timing of market expansion and revenues and anticipates taking further actions from time to time as it deems appropriate.


MANAGEMENT TRANSITION

                 The Company has experienced several significant changes in management over the past year. Richard Gerstner, who has served as Chief Executive Officer since November 1993, resigned in November 1995. From November 1995, until April 1996, William L. De Nicolo served as Chief Executive Officer. (Mr. De Nicolo, the founder of the Company, served as CEO prior to Mr. Gerstner's appointment and has served as Chairman of the Board since the Company was founded.) Kenneth E. Millard became Chief Executive Officer in April 1996.

                 The Company has experienced a number of other changes in its executives over the past six months, and, as noted above, has substantially reduced its workforce. These changes may have an adverse effect on the Company's ability to implement its plans and manage its operations in a consistent manner.

RELATIONSHIP WITH MOTOROLA

                 The Company has several important relationships with Motorola, Inc. ("Motorola"), which owns approximately 15% of the Company's outstanding shares of Common Stock.

                 Sales by the Company to Motorola represented approximately 11% of net sales by the Company during the preceding fiscal year. In addition, the Company has entered into a substantial contract with Motorola to sell fixed wireless terminals to Motorola for its construction of a cellular system in Hungary, and has recently entered into a further relationship with Motorola providing for, among other things, a commitment by Motorola to purchase $100 million of the Company's fixed wireless terminals over a three-year period.
The Company purchases cellular transceivers from Motorola. These purchases represented approximately 40% of total cost of goods for the Company during the preceding fiscal year.

                 The Company and Motorola have recently expanded their purchase/supply relationship into a cross-OEM arrangement under which the Company will sell additional fixed wireless terminals to Motorola and Motorola will sell current and future cellular products to the Company.

                 The Company and Motorola have entered into cross-licensing relationships under their respective intellectual property rights.

                 These and other aspects of the Company and Motorola's relationship are discussed in more detail in the SEC Filings.


INTELLECTUAL PROPERTY RIGHTS

                 The Company's success in the United States will depend to a considerable extent upon its ability to obtain and enforce intellectual property protection for its technology in the United States. No assurance can be given that the Company's existing patents or any future patents obtained by the Company will not be challenged, invalidated or circumvented, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent to or superior to the Company's technology. The nature and status of litigation that involves the Company's intellectual property rights is set forth in the SEC Filings.

                 Although the Company believes that its intelligent interface can be adapted to accommodate emerging wireless services, there can be no assurance that these new services will fall within the boundaries of the Company's existing patent protection.

                 In some countries, patent protection is not available. Moreover, some countries that grant patents do not afford meaningful protection or redress for violations. Neither the Company nor its competitors have established, and both are now legally barred from establishing, patent protection for core technology in many other countries, including the principal countries of Western Europe. In the absence of patent protection, the Company has relied upon other competitive factors including: (a) the quality of its products, and (b) the desirability of using products that meet the same specifications as those in the United States and in other countries where the Company has obtained patent protection.

                 There can be no assurance that patent protection can be obtained, in the United States or elsewhere, for new products or applications, or that such patent protection, if obtained, will afford meaningful protection.


INTENSE COMPETITION IN INDUSTRY

                 Competition in the wireless telecommunications equipment industry is intense. The industry includes major domestic and international companies, many of which have substantially greater financial, technical, marketing, sales, manufacturing, distribution and other resources than those of the Company. The Company faces competition in various areas from certain of its licensees and those customers who may purchase the licensees' products. It has granted a non-exclusive royalty-bearing license to Motorola which enables Motorola to produce and sell products which compete with the Company's products.

                 To the extent that expansion of the Company's product line or the development of new uses or applications for its products are outside of the protection provided by the Company's patents and other intellectual property rights, the Company may encounter increased competition from a variety of sources.


RELIANCE UPON GROWTH AND PRICING OF WIRELESS SERVICE

                 The market for basic telephone service in developing countries, which at present are the Company's principal markets, is an emerging one. The timing related to purchases of equipment for the provision of telephone service is affected by regulatory, macroeconomic, capital availability and competitive factors which make the timing of such awards difficult to predict.

                 The success of the Company depends to a considerable extent upon the continued growth and increased availability of cellular and other wireless telecommunications services internationally and, to a lesser extent at least in the short term, in the United States.


ANTI-TAKEOVER PROVISIONS; MOTOROLA PURCHASE RIGHTS

                 The Company's Board of Directors can, without obtaining stockholder approval, issue shares of Preferred Stock having rights that could adversely affect the voting power of holders of the Common Stock. The issuance of Preferred Stock may delay, defer or prevent a change in control of the Company. In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined in such law. The current stockholders of the Company are not, by virtue of their current holdings, deemed to be "interested stockholders" under this statute. This statute may delay, deter or prevent a change in control of the Company.

                 Under the Shareholders' Agreement among certain of the Company's stockholders, the Company and its principal stockholders are required to notify Motorola prior to any solicitation of purchase offers for, or the acceptance of any unsolicited offer for, all or substantially all of the assets of the Company or a majority of its voting stock. Motorola has the right to submit a bid at that time, and the Company and its principal stockholders have agreed not to make any such sale at a valuation lower than that of Motorola's bid, if any. Motorola's rights will terminate upon any sale by Motorola of shares of Common Stock, if after such sale Motorola owns less than 20% of the outstanding Common Stock, on a fully diluted basis. The existence of this contractual provision may delay, deter or prevent a change in control of the Company.


VOLATILITY OF QUARTERLY OPERATING RESULTS

                 The Company's quarterly operating results may fluctuate based on a number of factors, including variations in the Company's distribution channels and the mix of products it sells, the timing of final product approvals from any major distributor or end user, the timing of orders from and shipments to major customers, the timing of new product introductions by the Company or its competitors, changes in pricing policies by the Company's suppliers, the availability and cost of key components, the timing of personnel hirings and the market acceptance of new and enhanced versions of the Company's products.


VOLATILITY OF STOCK PRICE

                 Factors such as announcements of the results of trials or the introduction of new products by the Company or its competitors, market conditions in the telecommunications, technology and emerging growth sectors and rumors relating to the Company or its competitors may have a significant impact on the market price of the Common Stock. Furthermore, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and emerging growth companies such as those in the telecommunications industry. This volatility has often been unrelated to the operating performance of such companies. These market fluctuations could adversely affect the price of the Common Stock.

                 The Company's stock price has been particularly volatile over the past 12 months. The Company believes that this volatility is attributable in part to the timing on conversion of the $18 million in convertible debentures issued by the Company in December 1995. $16.25 million of those debentures have been converted, and a total of 6.6 million shares of Common Stock have been issued. The conversion of the remainder of those debentures in the future could affect the volatility of the Company's stock price.


RAPID TECHNOLOGICAL CHANGE

                 The telecommunications equipment industry is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introduction and enhancements. The wireless telecommunications industry is experiencing significant technological change, such as the proposed transformation of cellular systems from analog to digital. The rate at which this change occurs and the success of such new technologies may have a material effect on the rate at which the Company expands its business and on its ability to achieve profitability. Moreover, there can be no assurance that continuing developments in technology will not result in the establishment of wireless or wireline technologies for which the Company's interface technology is not required or in the development of equipment equal or superior to that provided by the Company.


RISK OF LITIGATION

                 Litigation in the telecommunications equipment and other high technology industries has increasingly been used as a competitive tactic both by established companies seeking to protect their existing position in the market and by emerging companies attempting to gain access to the market. In such litigation, complaints may be filed on a variety of grounds, including antitrust, breach of contract, trade secret, patent or copyright infringement, patent or copyright invalidity, and unfair business practices. If the Company is forced to defend itself against such claims, whether or not meritorious, the Company is likely to incur substantial expense and diversion of management attention, and may encounter market confusion and the reluctance of licensees and distributors to commit resources to the Company's products. In the event that the Company's patents or other intellectual property rights were deemed invalid or were determined not to prohibit competing technologies, the Company could face additional competition. See "Risk Factors -- Intellectual Property Rights."


DEPENDENCE ON ABILITY TO DEVELOP MARKETS

                 The Company's success depends on its ability to develop both domestic and international markets for its products. There can be no assurances that the Company will continue to market its products successfully or that a larger market for its products will continue to develop.


DEPENDENCE ON ABILITY TO MANAGE GROWTH

                 The Company's ability to produce and market large volumes of competitively priced quality products depends on its ability to implement and continually expand its operational and financial systems, recruit additional employees and train, manage and motivate both current and new employees. Failure to effectively manage the growth of the Company or the transition in officers of the Company would have a material adverse effect on the business of the Company.


DEPENDENCE ON CONTRACTORS FOR MANUFACTURING

                 The Company uses subcontractors for the manufacture of certain of its components and for the assembly of some of its products. In the past, the Company has experienced delays in the receipt of interface components and products, which have resulted in delays in product deliveries. The Company may experience similar delays in the future.


DEPENDENCE ON MOTOROLA FOR TRANSCEIVERS

                 The Company currently procures most of its cellular transceivers from Motorola, a principal stockholder of the Company. Pursuant to the stock purchase agreement between Motorola and the Company, Motorola has agreed to provide the Company with an opportunity to purchase transceivers based on any transmission technology that Motorola's Cellular Subscriber Group offers, when, as and if such products are made available to the public. Under this agreement, Motorola has a right of first refusal to supply on competitive terms the Company's transceiver needs provided, among other things, that Motorola manufactures a comparable product and that the customer does not specifically request another manufacturer's transceiver product. If sufficient quantities of Motorola transceivers were not available, the Company might have to redesign its products and could experience increased costs and shipment delays.

                 The inability to obtain sufficient quantities of key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments. In addition, shortages of raw materials or production capacity constraints at the Company or its subcontractors could negatively affect the Company's ability to meet its production obligations and result in increased prices for affected parts. These events could have a material adverse effect on the Company's customer relationships and operating results.

                 The Company uses third parties, in addition to its direct sales force, to distribute and market some of its products. In particular, the Company plans to use interconnect companies and cellular carriers to market, distribute, install and service certain of its products. Although the Company has entered into contracts with several major interconnect companies and cellular carriers, the Company is only in the early stages of developing these relationships. In addition, these third parties are not contractually obligated to perform any of the activities on which the Company depends to meet its business objectives.


QUALITY CONTROL PROBLEMS

                 From time to time, the Company has experienced quality control problems with components provided by certain of its subcontractors. The Company has instituted quality monitoring procedures for its components to address these problems and to comply with ISO- 9001. However, there can be no assurance that future quality control problems will not occur.


RISKS OF DOING BUSINESS IN DEVELOPING MARKETS

                 Among the Company's largest potential markets are developing countries that may deploy wireless communications networks as an alternative to the construction of wireline infrastructure. Such countries may decline to construct wireless telecommunications systems or construction of such systems may be delayed for a variety of reasons, in which event the development of demand for the Company's products in those countries will be similarly limited or delayed. In doing business in developing markets, the Company may also face economic, political and hard currency conditions that are more volatile than those commonly experienced in the United States and other areas.

                 Despite its reliance on international markets, to date, the Company's sales have not been adversely affected by currency fluctuations. Currently, the Company requires letters of credit or qualification for export credit insurance underwritten by the Export-Import Bank of the United States on a substantial portion of its international sales orders. Also, to mitigate the effects of currency fluctuations on the Company's results of operations, the Company endeavors to conduct all of its international transactions in U.S. dollars. However, as the Company's international operations grow, foreign exchange or the inflation of a foreign currency may pose greater risks for the Company, and the Company may be required to develop and implement additional strategies to manage these risks.


DEPENDENCE ON RESEARCH AND DEVELOPMENT

                 The telecommunications equipment market is characterized by rapid technological advance and the development of increasingly sophisticated and powerful systems. To remain competitive, the Company must dedicate significant resources to the development and enhancement of its present and future products. There can be no assurance that the Company's development efforts will be successful or that the Company will have adequate capital to fund such research and development. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."


CONFLICTS OF INTEREST

                 The Company's Board of Directors includes, and is expected to continue to include, persons designated by strategic partners of the Company and other parties that have business relationships with the Company.

It is possible that the companies designating such directors, such as Motorola and other companies in which a director may hold a financial interest, may be in direct or indirect competition with the Company or among themselves, including competition with respect to certain business activities and transactions that the Company may propose to undertake. Although the affected directors may abstain from voting on matters in which the interests of the Company and those of another company with which they are affiliated are in conflict, the presence of potential or actual conflicts could affect the process or outcome of Board deliberations in ways that could be adverse to the Company.


CONTROL BY EXISTING STOCKHOLDERS

                 The officers and directors of the Company, together with entities affiliated with directors of the Company, beneficially own approximately 50% of the Common Stock (assuming the exercise of immediately available stock options to purchase Common Stock). Accordingly, these stockholders, if acting in concert, will be able to elect all of the Company's directors and to determine the outcome of corporate actions requiring stockholder approval, regardless of how other stockholders of the Company may vote. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. Under a Shareholders' Agreement, Motorola has the right to nominate for election a number of directors proportionate to their respective holdings of outstanding shares of Common Stock in the case of Motorola, as long as it holds at least 10% of the outstanding shares it may nominate at least one director, and that if it holds at least 20% of the outstanding shares it may nominate at least two directors), and the principal stockholders of the Company have agreed to vote in favor of each such nominee.



                               DIVIDEND POLICY

                 To date, the Company has paid no cash dividends on its Common Stock. The Company currently intends to retain all future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.



                                 THE COMPANY

OVERVIEW

                 The Company is in the fixed wireless telecommunications industry. The Company designs, develops, manufactures and markets products based on its proprietary interface technologies, which provide the capability to bridge wireline telecommunications customer premises equipment ("CPE") with cellular-type transceivers for use in wireless communication networks, whether cellular, enhanced specialized mobile radio ("ESMR"), personal communications services ("PCS"), or satellite-based. Applications of the Company's technology include fixed wireless telecommunications as a primary service where wireline systems are unavailable, unreliable or uneconomical and as wireless backup systems for wireline telephone systems and wireless security alarm transmission systems. The Company's principal product lines -- PHONECELL(R) and TELGUARD(R)
- -- allow CPE designed for traditional wireline networks to send and receive voice, data and facsimile signals over wireless networks.

                 The Company was founded in June 1986 by Mr. William L. De Nicolo, the current Chairman of the Board of the Company, when he acquired title to the intellectual property rights of a pending patent application dealing with a "cellular interface" concept and methodology. The patent not only describes a simple physical circuit or device, but also the very concept and principles underlying the use of intelligent interface device (the "invention") in conjunction with cellular-type transceivers and systems.

                 In January 1994, the Company completed an initial public offering ("IPO") of its common stock and is traded on the NASDAQ National Market System under the ticker symbol "WRLS".


COMPANY STRATEGY

                 The Company's strategy is to leverage its market experience, internationally-accepted products, and patents into a leadership position in the rapidly developing wireless alternate access ("WAA") and WLL subscriber terminal equipment industry. Global telecommunications equipment manufacturers together with national and international service providers are increasingly sharing the Company's vision that wireless systems in both developed and developing countries are well suited for use as basic telephone service networks. The key trends that are fueling the worldwide adoption of WAA/WLL programs include the following:

                 -        Rapid acceptance of cellular mobile communications;

                 - An accelerating trend toward privatization of telecommunication service in both developed and developing countries;

                 - Development and adoption of digital wireless transmission standards (e.g., Time Divisional Multiple Access ("TDMA"), Group Special Mobile ("GSM") and Code Division Multiple Access ("CDMA")) which enhance network capacity and service capability while significantly reducing the effective cost per subscriber served;

                 - Service network providers acceptance of wireless network solutions as fast, cost effective answers to their customers' unmet demand for telecommunications; and,

                 - PCS licensing and the proposed telecommunications legislation within the U.S. should intensify competition by wireless service providers to capture wireless minutes of usage.

                 Based upon its proprietary interface technology, the Company designs, manufacturers and markets a full line of WAA/WLL products which allow cost-effective, innovative communications solutions where wired facilities are
(1) of substandard quality, (2) unavailable on a timely basis, (3) too costly, or, (4) in need of alternative access or backup/diverse routing capability for local telephone service exists.


RESEARCH AND DEVELOPMENT

                 The Company believes that its future success depends on its ability to adapt to the rapidly changing telecommunications environment and to continue to meet customers' needs. The Company is currently adapting its products to new wireless technologies and is working closely with several companies, including long-distance carriers, cellular service providers and telecommunications infrastructure providers and equipment manufacturers, to develop new fixed wireless products. For example, pursuant to the terms of the Stock Purchase Agreement, between the Selling Shareholder and the Company, dated as of June 28, 1996 (the "Stock Purchase Agreement"), the Selling Shareholder has undertaken to develop certain Fixed Wireless products for the Company. See "Selling Shareholder." Additionally, Motorola has also agreed to fund certain product development activities.

                 As of August 31, 1996, the Company's research and development staff was comprised of 25 engineers and is focused on bringing new products to market in the most advantageous and timely manner possible. Additionally, the research staff continually investigates methods by which the Company can reduce the costs of its products.

                 The Company is currently adapting its products to digital wireless standards, including GSM, DCS1800, PCS1900, TDMA and CDMA as well as satellite-based systems.


MANUFACTURING

                 Fabrication of the Company's products is accomplished through a combination of in-house manufacturing and subcontracting. The Company manufactures printed circuit boards and assembles finished goods at its facility in Atlanta, Georgia. These components are used in products assembled at this manufacturing site. The assembly of printed circuit board interfaces for security alarm transmission products is also currently performed at the facility in Atlanta. The Company has developed proprietary testing equipment and procedures to conduct comprehensive quality control and quality assurance throughout the manufacturing and assembly process. Quality programs are a high priority at the Company; since 1994, the Company has been designated as an ISO 9001 certified Company.

                 The Company historically has contracted with several suppliers for the critical components of its products. The major exception to this policy has been transceiver units, which are principally supplied by Motorola. The Company's interface technology is compatible with several other manufacturers' transceivers, and the Company believes it could obtain transceivers from such manufacturers if sufficient quantities were not available from Motorola, although not necessarily on equivalent terms.


                             SELLING SHAREHOLDER


                 All of the shares offered hereby were issued or are issuable by the Company to the Selling Shareholder. The shares were issued or are issuable to Selling Shareholder pursuant to the Stock Purchase Agreement. The shares constituted part of the consideration for the Selling Shareholder's grant to the Company of a 50% equity interest in the Selling Shareholder. Additionally, pursuant to the Stock Purchase Agreement, the Selling Shareholder has undertaken to develop wireless local loop subscriber terminals ("Terminal Products"). The Company will own and have the right to manufacture and sell the Terminal Products developed by the Selling Shareholder.

                 Pursuant to the terms of the Stock Purchase Agreement, the Company agreed to register the Common Stock issued to the Selling Shareholder pursuant to the Stock Purchase Agreement under the Securities Act and to keep such registration effective until the earlier of: (a) two years from the effective date of the Registration Statement, or (b) the date upon which the Selling Shareholder is able to resell all of the Common Stock registered pursuant to the Registration Statement that covers this Prospectus.


                             PLAN OF DISTRIBUTION


                 The purpose of this Prospectus is to permit the Selling Shareholder, if it desires, to dispose of some or all of the shares at such times and at such prices as it may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of the Selling Shareholder.

                 The Common Stock covered by this Prospectus may be offered for sale from time to time by the Selling Shareholder to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to this Registration Statement; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

                 In connection with distributions of the Common Stock or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholder. The Selling Shareholder may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholder may also pledge the shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Common Stock covered by this Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                 Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated in connection with sales pursuant thereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

                 Certain costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholder. The Selling Shareholder has agreed or may agree to indemnify the Company or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Common Stock pursuant to this Registration Statement, including liabilities arising under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholder or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Common Stock pursuant to this Prospectus, including liabilities arising under the Securities Act.

                 The Company has agreed to supply the Selling Shareholder with such number of copies of this Prospectus as it may reasonably request. The Selling Shareholder will in all cases be responsible for complying with the prospectus delivery requirements of Section 5(b)(2) of the Securities Act in connection with the offering and sale of the shares.


                                LEGAL MATTERS


         Certain legal matters in connection with the securities offered hereby are being passed upon for the Company by Covington & Burling, Washington, D.C.


                                   EXPERTS


         The consolidated financial statements of Telular Corporation appearing in Telular Corporation's Form 10-K for the year ended September 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such form as experts in accounting and auditing.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution*

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions) are set forth below:


         Securities and Exchange Commission Registration Fee  . . . . . . .   $   649.31
                                                                                --------
         Nasdaq Listing Fee . . . . . . . . . . . . . . . . . . . . . . . .        2,383
                                                                                --------
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . .        0
                                                                               ---------
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . .        5,000
                                                                                --------
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .       20,000
                                                                                 -------
         Registrar and Transfer Agent's Fees and Expenses . . . . . . . . .        0
                                                                               ---------
         Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . . .        1,000
                                                                                --------
         Printing Costs . . . . . . . . . . . . . . . . . . . . . . . . . .        0
                                                                               ---------

                                                         Total                $29,032.31
                                                                              ----------

- ---------------------

* Except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee all expenses are estimated.


Item 15.  Indemnification of Officers and Directors

                 Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

                 The Registrant's Bylaws provide that the Registrant will indemnify such Persons against all liability and expense arising out of such Person's connection with the business of the Registrant, provided that the Board of Directors determines that such Person acted in good faith and reasonably believed that his actions were not opposed to the best interests of the Registrant; and with respect to any criminal action or proceeding, that such Person had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant in which such Person is adjudged liable to the Registrant, the Registrant will indemnify such Person for expenses only to the extent that the court in which such action is brought determines, upon application, that such Person is entitled to indemnity for reasonable expenses, and in no case shall such indemnification extend to liability. Advances against reasonable expenses may be made by the Registrant on terms fixed by the Board of Directors subject to an obligation to repay if indemnification proves unwarranted.

                 The Registrant's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                 Directors and officers of the Registrant are covered by a directors' and officers' liability insurance policy of the Registrant.


Item 16.  Exhibits


Exhibit
Number                 Description                           Reference
- -------                -----------                           ---------
                Instruments defining the rights
                  of Common Stockholders

 4.1            Certificate of Incorporation      Incorporated by reference to
                                                  Exhibit 3.1 to the Registration State-
                                                  ment of Telular Corporation on Form
                                                  S-1, Registration No. 33-72096, as
                                                  amended ("Form S-1")

 4.2            Amendment No. 1 to                Incorporated by reference to
                Certificate of Incorporation      Exhibit 3.2 to Form S-1


 4.3            Amendment No. 2 to                Incorporated by reference to
                Certificate of Incorporation      Exhibit 3.3 to Form S-1

 4.4            Bylaws                            Incorporated by reference to
                                                  Exhibit 3.4 to Form S-1

                Opinion on legality of Common
                  Stock being registered

 5.1            Opinion of Covington & Burling    Filed herewith

                Consents of experts and counsel

23.1            Consent of Covington & Burling    Filed herewith as Exhibit 5.1

23.2            Consent of Ernst & Young          Filed herewith


Item 17.  Undertakings

                 (a)      The undersigned Registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                                  (i)      To include any prospectus required
                                           by Section 10(a)(3) of the
                                           Securities Act;

                                  (ii)     To reflect in the prospectus any
                                           facts or events arising after the
                                           effective date of the Registration
                                           Statement (or the most recent
                                           post-effective amendment thereof)
                                           which, individually or in the
                                           aggregate, represent a fundamental
                                           change in the information set forth
                                           in the Registration Statement;

                                  (iii)    To include any material information
                                           with respect to the plan of
                                           distribution not previously
                                           disclosed in the Registration
                                           Statement or any material change to
                                           such information in the Registration
                                           Statement;

                                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.


                          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

                 (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the Common Stock therein, and the offering of such Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Buffalo Grove, State of Illinois, on the 25th day of September, 1996.


                                        TELULAR CORPORATION
                                          (Registrant)




                                        By /s/ Kenneth E. Millard
                                           ---------------------------
                                           Kenneth E. Millard
                                           Chief Executive Officer




         Each person whose signature appears below constitutes and appoints William L. De Nicolo, Kenneth E. Millard and Frank J.M. ten Brink, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, state securities law administrators, other governmental authorities, the Nasdaq Stock Market, and stock exchanges, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                         Title                                        Date
- ---------                         -----                                        ----
/s/ Kenneth E. Millard            Chief Executive Officer and Director         September 25, 1996
- ----------------------            (principal executive officer)
Kenneth E. Millard

/s/ Frank J.M. ten Brink          Senior Vice President, Chief                 September 25, 1996
- ------------------------          Financial Officer and Secretary
Frank J.M. ten Brink              (principal financial officer)

/s/ Timothy L. Walsh              Vice President and Controller                September 25, 1996
- --------------------              (principal accounting officer)
Timothy L. Walsh


/s/ William L. De Nicolo          Director and Chairman of the Board           September 25, 1996
- ------------------------
William L. De Nicolo

/s/ Joel J. Bellows               Director                                     September 25, 1996
- -------------------
Joel J. Bellows

/s/ John A. Blanchard, III        Director                                     September 25, 1996
- --------------------------
John A. Blanchard, III

/s/ Robert B. Blow                Director                 September 25, 1996
- --------------------
Robert B. Blow


/s/ Larry J. Ford                 Director                 September 25, 1996
- -----------------
Larry J. Ford


/s/ Richard D. Haning             Director                 September 25, 1996
- ---------------------
Richard D. Haning

/s/ David P. Mixer                Director                 September 25, 1996
- ------------------
David P. Mixer

/s/ William E. Spencer            Director                 September 25, 1996
- ----------------------
William E. Spencer